Exhibit 99.1

For Immediate Release	Contact:	Douglas R. Jamieson
President & Chief Executive Officer

For further information please visit
www.associated-capital-group.com

Peter D. Goldstein Named Chief Legal Officer &
David M. Goldman Named General Counsel

Greenwich, CT, April 12, 2021 – Associated Capital Group. (NYSE:AC) appointed Peter D. Goldstein as the Chief Legal Officer and David M. Goldman as General Counsel and Director of Corporate Development of Associated Capital Group, effective April 16, 2021.

On behalf of our shareholders, directors, and fellow teammates, we thank Kevin Handwerker for the past six years of service as General Counsel of Associated Capital Group and wish him well on his retirement.

Peter Goldstein rejoined affiliate GAMCO Investors, Inc. (NYSE:GBL) in July 2020 as General Counsel of Gabelli Funds and has been appointed General Counsel of GAMCO. Peter had most recently been the General Counsel and Chief Compliance Officer at Buckingham Capital Management since December 2011 after a seven-year stint as the Director of Regulatory Affairs at GAMCO.  Earlier in his career, Peter was a litigation partner with Dorsey & Whitney in New York. He subsequently joined the Securities & Exchange Commission where he was a Branch Chief in the Enforcement Division.  Peter was the Associate General Counsel of GAMCO Investors, Inc. from 1997 through 2000 before joining Goldman Sachs in late 2000.   Peter is a graduate of Boston College Law School (J.D., magna cum laude), holds a M.S. from Harvard University and completed his undergraduate degree at Brandeis University (cum laude).

David Goldman joined GAMCO Investors in January 2011 and is currently the General Counsel and Chief Compliance Officer of GAMCO Asset Management Inc., the institutional and private wealth management subsidiary.  Prior to joining GAMCO, from 2008, David was a Director at Deutsche Asset Management, Deutsche Bank’s Retail Asset Management Division since 2008.  He initially joined Bankers Trust - Alex. Brown in Baltimore in 1998, prior to its acquisition by Deutsche Bank.  David is a graduate of University of Maryland School of Law and holds an LLM from Georgetown University School of Law in Securities Regulation.  He completed his undergraduate studies at Indiana University in Bloomington with a B.S. in Accounting.

191 Mason Street Greenwich, CT 06830 t203.629.9595 associated-capital-group.com

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE:AC), based in Greenwich Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA” f/k/a Gabelli Securities, Inc.). The proprietary capital is earmarked for our direct investment business that invests in new and existing businesses.  The direct investment business is developing along three core pillars; Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor; the SPAC business (Gabelli special purpose acquisition vehicles), launched in April 2018; and, Gabelli Principal Strategies Group, LLC (“GPS”) created to pursue strategic operating initiatives.